Exhibit 21
                                          Subsidiaries of the Registrant

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                                                       Jurisdiction of
                                                   Incorporation/Formation       Percent of Ownership
Parent(s)           Subsidiary
MFB Corp.           MFB Financial                          Federal                  100%
MFB Financial       Mishawaka Financial Services, Inc.     Indiana                  100%
MFB Financial       MFB Investments I, Inc.                Nevada                   100%
                    ("MFB I")
MFB I               MFB Investments II, Inc.               Nevada                   100%
                    ("MFB II")
MFB I and MFB II    MFB Investments, LP                    Nevada                   100%

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